Exhibit 3.1

CERTIFICATE OF DETERMINATION

OF

SERIES F CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

GIGA-TRONICS INCORPORATED,
a California corporation

Pursuant to Section 401 of the Corporations Code of the State of California, the undersigned, John Regazzi and Lutz P. Henckels, DO HEREBY CERTIFY as follows:

A.
That they are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of Giga-tronics Incorporated, a California corporation with California Entity Number C0976644 (the “Corporation”).
B.
The authorized number of shares of Preferred Stock is 1,000,000.
C.
Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Corporation’s Articles of Incorporation as amended and applicable law, the Board on December 24, 2021, duly adopted the following resolutions creating a series of 520 shares of Preferred Stock designated as the “Series F Convertible Redeemable Preferred Stock,” and such resolutions have not been modified or rescinded and remain in full force and effect. None of the shares of Series F Convertible Preferred Stock has been issued.

WHEREAS, the Articles of Incorporation as amended to date of the Corporation authorize a class of Preferred Stock comprising 1,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board is authorized to determine the designation of each series and the authorized number of shares in each series, and to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock, including but not limited to the dividend rights, dividend rates, conversion rights, voting rights and the liquidation preferences; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, privileges, and restrictions and other matters relating to the Series F Convertible Redeemable Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation, as amended, and applicable law, a series designated Series F Convertible Redeemable Preferred Stock of the Corporation be and hereby is created;

FURTHER RESOLVED, that the Board has determined that the rights, preferences, privileges, and restrictions granted to or imposed upon the Series F Convertible Redeemable Preferred Stock, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing shareholders of the Corporation; and

FURTHER RESOLVED, that the designation and authorizes number of shares of, and the rights, preferences, privileges, and restrictions granted to or imposed upon the Series F Convertible Redeemable Preferred Stock are as follows:

RIGHTS AND PREFERENCES

Section 1.
Number of Shares and Designation. This series of Preferred Stock shall be designated as the “Series F Convertible Redeemable Preferred Stock,” without par value (the “Series F Preferred Stock”). The Series F Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series F Preferred Stock shall initially be 520. The number of shares of Series F Preferred Stock may be increased from time to time subject to the provisions of Section 5 and Section 10 hereof and any such additional shares of Series F Preferred Stock shall form a single series with the Series F Preferred Stock. Each share of Series F Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series F Preferred Stock.
Section 2.
Certain Definitions. The following words and terms shall have the meanings defined in this Section 2:

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Board” means the Board of Directors of the Corporation, or a duly authorized committee thereof.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of California are authorized or obligated by law, regulation, or executive order to close.

“CGCL” means the California General Corporation Law.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate” means this Certificate of Determination of Series F Convertible Preferred Stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)
one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;
(ii)
a replacement of more than a majority of the members of the Board that is not approved by either (A) those individuals who are members of the Board on the date hereof or (B) the Majority Holders, as the case may be (or other directors previously approved by such individuals);
(iii)
a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;
(iv)
a recapitalization, reorganization or other transaction involving the Corporation that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or
(v)
the execution by the Corporation or its controlling shareholders of an agreement providing for any of the foregoing events.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Determination, all references herein to the “closing sale price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) shall be such closing sale price and last reported sale price as reported by Bloomberg Professional Service or any successor thereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, without par value, of the Corporation and (ii) any Capital Stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(c)(ii) hereof.

“Conversion Price” means $3.25, subject to adjustment as provided herein.

“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the Series F Preferred Stock.

“Corporation” means Giga-tronics Incorporated, a California corporation.

“Corporation Offered Securities” has the meaning set forth in Section 14(b) hereof.

“Non-Responding Holder” has the meaning set forth in Section 14(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Exchange Agreement” shall mean that certain Share Exchange Agreement dated December __, 2021 by and among the Corporation, BitNile Holdings, Inc. and Gresham Worldwide, Inc. (“GWI”).

“Exchange Approval” means approval of the issuance of Common Stock or Common Stock Equivalents contemplated by Section 6 of this Certificate by the principal Market, which approval shall be obtained as soon as practicable following the favorable vote therefor at the Corporation’s annual or special shareholder meeting.

“Excluded Issuances” means any (i) issuance of any warrants or options, restricted stock awards, stock awards, restricted stock units or other awards awarded to employees, directors or consultants of the Corporation pursuant to any equity incentive plan approved by the shareholders of the Corporation and any issuance of Common Stock pursuant thereto, provided, that the aggregate of all such issuable Common Stock or Common Stock Equivalents shall not exceed ten percent (10%) of the sum of the number of shares of Common Stock issued and outstanding from time to time plus the number of shares issuable upon conversion of the Series F Preferred Stock from time to time, (ii) any issuance of Common Stock upon conversion of the Series F Preferred Stock; (iii) any issuance of securities approved by the Holders holding a majority of the then-outstanding shares of Series F Preferred Stock; (iv) any issuance of Common Stock upon exercise of any warrants, rights or options to purchase Common Stock outstanding on the Issuance Date; (v) any issuance of Common Stock upon the conversion of any preferred stock of the Corporation in accordance with the terms thereof; or (iv) the issuance of Common Stock and/or other securities in a Qualified Public Offering, and any shares of Common Stock issuable upon exercise or conversion thereof, including shares of Common Stock underlying warrants issued to any underwriters or their designees.

“Fair Market Value” with respect to the Common Stock, on any given date, the volume weighted average Closing Price of the Common Stock for the five consecutive Trading Day period ending on the Trading Day immediately preceding such given date.

“Fundamental Transaction” means that (i) the Corporation or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation or any of its Subsidiaries is the surviving corporation) any other Person, except a merger or other transaction which is entered into in order to change the domicile of the Corporation from California to Delaware, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person (other than such actions taken between or among the Corporation and any of its Subsidiaries), or (C) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than BitNile Holdings, Inc. or any successor or Affiliate thereof is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

“Holder” or “Holders” shall mean each holder of shares of Series F Preferred Stock.

“Issuance Date” means the date on which shares of the Series F Preferred Stock are first issued.

“Junior Stock” shall have the meaning set forth in Section 8 hereof.

“Liens” means any and all claims, liabilities and obligations and any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Liquidation Preference” means, as to the Series F Preferred Stock, $25,000 per share (as appropriately and equitably adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series F Preferred Stock), subject to adjustment as provided herein, plus declared but unpaid dividends or accrued dividends on the Series F, if any.

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series F Preferred Stock.

“Market” capital stock or equity interest) is listed or quoted for trading on the date in question: the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, OTCQB, OTCQX, the Bulletin Board or the OTC Pink (or any successors to any of the foregoing). Notwithstanding the foregoing, term “Market” shall only include the OTC Pink for any interim period of time required upon the Company’s shares of Common Stock having been delisted from any other Market provided that the Company shall be required to list its Common Stock for trading or quotation on another Market (excluding the OTC Pink) promptly upon such delisting and the failure to do so within ten (10) Business Days shall constitute a default under the Exchange Agreement and require the payment by the Corporation to GWI of an amount equal to twice the amount of the Termination Fee, as defined therein.

“Notice of Conversion” shall have the meaning set forth in Section 6(b)(i) hereof.

“Original Holder Consolidation Termination Date” means that date that the Corporation ceases to be a consolidated Subsidiary of BitNile Holdings, Inc. in accordance with U.S. Generally Accepted Accounting Principles.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person.

“Parity Stock” shall have the meaning set forth in Section 8 hereof.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Preemptive Rights Offer Notice” has the meaning set forth in Section 14(b) hereof.

“Preemptive Rights Offer” has the meaning set forth in Section 14(b) hereof.

“Preemptive Rights Termination Date” means that the earlier of (1) the date that Holders, as a group, cease to hold at least 50% of the Common Stock (including, for purposes of this definition, any shares of Common Stock the Holders have the right to acquire upon the conversion of the Series F Preferred Stock) or (2) the fifth anniversary of the Issuance Date.

“Preemptive Rights Transaction” has the meaning set forth in Section 14(b) hereof.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Corporation.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, of Common Stock of the Corporation with net proceeds (net of underwriters’ discounts and selling commissions) of at least $25 million, following which shares of the Common Stock of the Corporation shall be listed on any national securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Series F Preferred Stock” means that Corporation’s Series F Convertible Preferred Stock.

“Senior Stock” means the (i) the Corporation’s Series B Convertible Voting Perpetual Preferred Stock, Series C Convertible Voting Perpetual Preferred Stock, Series D Convertible Voting Perpetual Preferred Stock, and 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock and (ii) any class or series of capital stock stablished after the Issuance Date by the Corporation specifically ranking, by its terms, senior to the Series F Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the applicable Market (or any successor entity) from the shareholders of the Corporation with respect to the transactions contemplated by Section 6(n) of this Certificate, including the issuance of all of the Conversion Shares in excess of 19.99% of the issued and outstanding Common Stock.

“Stated Value” means $25,000.00 per share of Series F Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Successor Entity” means the Person (or, if so elected by the Majority Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Majority Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Voting Stock Equivalents” means any right, warrant, option or security of the Corporation which is exercisable or exchangeable for or convertible into, or represents the right to otherwise acquire, directly or indirectly, Voting Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event. Each Voting Stock Equivalent shall count as a number of shares of Voting Stock equal to the number of shares of Common Stock into which such Voting Stock Equivalent is then convertible, exchangeable or exercisable.

Section 3.
Dividends.
(a)
Dividends. From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of funds legally available therefor, cash dividends of the type and in the amounts determined as set forth in Section 3(c) and no more.
(b)
Dividends on Junior Stock or Parity Stock. No dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of any Junior Stock (as defined in Section 8) or Parity Stock (as defined in Section 8) the Corporation may issue. Nor shall any other dividend be declared or made upon such shares of Junior Stock or Parity Stock.

(c) Participation. In addition to any adjustments pursuant to Section 3, the Holders shall, as holders of Series Preferred Stock, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each shares of Series F Preferred Stock held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock;.

Section 4.
Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, the Holders shall be entitled to receive out of the Corporation’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the Liquidation Preference per share of Series F Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series F Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the

Holders of the Series F Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, any consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, or a statutory share exchange shall not be deemed to constitute the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
Section 5.
Voting Rights.
(a)
Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration ((including, without limitation, the election of directors, and whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(b) below. In any such vote, each Holder shall, for each share of Series F Preferred Stock held, be entitled to a number of votes equal to the number of shares of Common Stock in which each such shares of Series F Preferred Stock may be converted on the record date for such vote, subject to the provisions of the CGCL. Each holder of outstanding shares of Series F Preferred Stock shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation's Bylaws.

(b) Protective Provisions. Without limiting the foregoing, as long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the Majority Holders, (i) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate, (ii) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series F Preferred Stock (which for the avoidance of doubt shall not be deemed to have occurred by virtue of an increase in the number of authorized shares of Common Stock or other Junior Stock), (iii) create or issue any class of Senior Stock or Parity Stock, (iv) increase or decrease the number of authorized shares of Series F Preferred Stock, (v) whether or not prohibited by the terms of the Series F Preferred Stock, circumvent a right or preference of the Series F Preferred Stock, (vi) increase the authorized number of directors constituting the Board of Directors or (vii) enter into any agreement with respect to any of the foregoing. Holders shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders in connection therewith) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation’s Bylaws and the CGCL.

(c) Election of Directors. The Majority Holders of the Series F Preferred Stock, exclusively and as a separate class, shall be entitled to elect four directors of the Corporation (the “Series F Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the Holders entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders. If the Holders fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 5(c), then any directorship not so filled shall remain vacant until such time as the Holders elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by shareholders of the Corporation other than by the Majority Holders entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series F Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(c), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(c).

Section 6.
Conversion of Series F Preferred Stock.
(a)
Optional Conversion. Each share of Series F Preferred Stock shall be convertible, at the option of the Majority Holder, on or after the Issuance Date, into such number of fully paid and non-assessable shares of Common Stock determined by dividing (i) the sum of (A) the Stated Value of the Series F Preferred Stock plus (B) the aggregate accrued or accumulated and unpaid dividends thereon, if any, by (ii) the then applicable Conversion Price.
(b)
Mechanics of Conversion.

(i) Before any Holder of Series F Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Series F Preferred Stock, the number of shares of Series F Preferred Stock to be converted, the number of shares of Series F Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series F Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so converted in which event the Holder shall surrender the certificate(s) promptly following the Conversion Date at issue.

(ii) Shares of Series F Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, in the case of a conversion pursuant to Section 6(a) hereof, and as soon as practicable after delivery of the certificate(s) evidencing the Series F Preferred Stock, within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. In lieu of delivery of certificates, the Corporation may instruct its stock transfer agent to issue certificates in book entry form. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Series F Preferred Stock pursuant to this Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series F Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded conversion. The Corporation’s obligation to issue and deliver the shares of Common Stock upon conversion of Series F Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Common Stock. In the event a Holder shall elect to convert any or all of the Stated Value of its Series F Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series F Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series F Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such shares of Common Stock pursuant to this Section 6 by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series F Preferred Stock being converted, $50 per Business Day (increasing to $100 per Business Day on the third Business Day and increasing to $200 per Business Day on the sixth Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such Shares of Common Stock are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver shares of Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Fractional Shares; Computation Certificates.

(i) No fractional shares shall be issued upon conversion of the Series F Preferred Stock into shares of Common Stock and in lieu thereof, the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Fair Market Value on the applicable date of conversion.

(ii) Upon the occurrence of each adjustment of the Conversion Price of Series F Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series F Preferred Stock a statement, signed by its principal financial officer, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series F Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series F Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series F Preferred Stock.

(d) Adjustments of the Conversion Price. The Conversion Price of the Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series F Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii) Adjustments for Distribution. In addition to any adjustments pursuant to Section 6(d) hereof, in the event the Corporation shall declare a distribution payable in Common Stock, Common Stock Equivalents or other securities of the Corporation, any Subsidiary or any other Persons, evidences of indebtedness issued by the Corporation, any Subsidiary or other Persons, assets (or rights to acquire assets), or options, rights or other property not referred to in Section 6(d) hereof to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case for the purpose of this Section 6(d), the Holders shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series F Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such Distribution.

(iv) Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Series F Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such Holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series F Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series F Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series F Preferred Stock.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series F Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series F Preferred Stock.

(f) Good Faith Assistance. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(g) Notice of Record Taking. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall send to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, 300% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series F Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite shareholder approval of any necessary amendment to these provisions as soon as possible.

(i) Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series F Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series F Preferred Stock in respect of which such shares are being issued.

(j) Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions of the Series F Preferred Stock set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(k) Notice. Except as otherwise provided in this Section 6, any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series F Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or Distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(l) Cancellation of Series F Preferred Stock. In the event any shares of Series F Preferred Stock shall be converted pursuant to this Section 6 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(m) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock as required. If the accountant determines the Corporation’s calculations are correct, the holder shall reimburse the Corporation for the accountant’s expense.

(n) Limitations on Issuances. Notwithstanding anything in this Certificate to the contrary, the total number of shares of Common Stock that may be issued pursuant to this Section 6 shall be limited to 19.99% of the Corporation’s outstanding shares of Common Stock as of the issuance date of such shares of the shares of Series F Preferred Stock being converted (the “Exchange Cap”), unless shareholder approval is obtained to issue more than the Exchange Cap without violating the rules of the principal Market on which the shares of Common Stock are listed or quoted. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. If Series F Preferred Stock may not be fully converted without violating the rules of the principal Market on which the shares of Common Stock are listed, then, unless the Corporation has previously obtained shareholder approval to issue more than the Exchange Cap, the Corporation shall file a preliminary proxy statement (the “PRE 14A”) with the Commission within ten (10) days of receipt of the Notice of Conversion (the “PRE 14A Filing Date”) from the Holder to obtain Shareholder Approval to issue Common Stock in excess of the Exchange Cap.

The Corporation shall use its reasonable best efforts to: (i) promptly clear any comments received by the Commission on the PRE 14A and thereafter file a definitive proxy statement on Schedule 14A (the “DEF 14A”) related to the meeting of its stockholders no later five (5) days after the Commission shall have cleared the DEF 14A and hold such meeting no later than thirty (30) days after having mailed the DEF 14A to its shareholders (the “Initial Meeting Date”), and (ii) obtain such Stockholder Approval. If the Corporation does not obtain Shareholder Approval at the first such meeting, the Corporation shall call a meeting every two (2) months thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained (the earlier of such date or the Initial Meeting Date on which Stockholder Approval is obtained, the “Meeting Date”). In the event that the Corporation has not been able to clear comments with the Commission on the PRE 14A within 30 days of the PRE 14A Filing Date, the Corporation will provide prompt written notification to the Holders regarding the status of the comments with the Commission and the parties will, in good faith, attempt to achieve a mutually satisfactory plan to address such comments. The Corporation agrees to submit the application to the principal Market to obtain Exchange Approval within five (5) days of the Meeting Date, presuming that Shareholder Approval was obtained at the meeting.

Section 1.
Status of Acquired Shares. All shares of Series F Preferred Stock which have been converted, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.
Section 7.
Ranking. The Series F Preferred Stock will rank: (i) senior to all of the Corporation’s Common Stock and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series F Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Junior Stock”); (ii) equal to any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series F Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. Without prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, pari passu with, the Series F Preferred Stock (“Parity Stock”); and (iii) junior to all of the Corporation’s Senior Stock and existing and future indebtedness. Without prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Series F Preferred Stock (collectively, “Senior Stock”), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
Section 8.
Rights Upon Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 9 pursuant to written agreements in form and substance satisfactory to the Majority Holders and approved by the Majority Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series F Preferred Stock in exchange for such shares of Series F Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate, including, without limitation, having a stated value and dividend rights equal to the stated value and dividend rights of the Series F Preferred Stock held by the Holders and having similar ranking to the Series F Preferred Stock, and reasonably satisfactory to the Majority Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on a Trading Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate with the same effect as if such Successor Entity had been named as the Corporation herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series F Preferred Stock at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 6, which shall continue to be receivable thereafter)) issuable upon the conversion of the Series F Preferred Stock prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the shares of Series F Preferred Stock held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series F Preferred Stock contained in this Certificate), as adjusted in accordance with the provisions of this Certificate. The provisions of this Section 9 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series F Preferred Stock.
Section 2.
Negative Covenants. For so long as the Holders of Series F Preferred Stock shall continue to hold at least fifty percent (50%) of the shares of Series F Preferred Stock issued and outstanding, without the affirmative consent or approval of the Majority Holders of the shares of Series F Preferred Stock then outstanding, the Corporation shall not, whether directly or indirectly, by amendment, merger, consolidation or otherwise, and shall not permit any Subsidiary, to:
(a)
in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series F Preferred Stock;
(b)
issue any additional shares of Series F Preferred Stock issued on the Issuance Date other than dividends payable to the Holders of the Series F Preferred Stock;

(c)
take any action to authorize, create or issue any class or series of preferred stock senior to or pari passu with the Series F Preferred Stock;
(d)
set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of the Common Stock or of any other capital stock of the Corporation, whether now or hereafter outstanding; except for the repurchase from employees of the Corporation, pursuant to the provisions of the Corporation’s stock option plan, upon such employees’ termination of employment with the Corporation, of shares of Common Stock issued pursuant to stock option exercises by or underlying stock option grants to such employees pursuant to the terms of stock option agreements between the Corporation and such employees;
(e)
unless providing for a pari passu payment of dividends on the Series F Preferred Stock, make or declare, directly or indirectly, any dividend (in cash, stock, return of capital, or any other form of assets) on, or make any other payment or distribution on account of Common Stock or of any other capital stock of the Corporation ranking junior to the Series F Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding;
(f)
take any action to amend, modify, alter or repeal any provision of its Articles of Incorporation or Bylaws which would have an adverse effect on the Series F Preferred Stock taken as a whole;
(g)
take any action to alter the number of members of the Board, or designate classes of directors other than as required by the federal securities laws or the rules of any Market on which the Corporation’s securities are listed;
(h)
take any action to effect or permit, or offer or agree to effect or permit, a liquidation or Change of Control Event with respect to the Corporation or any material Subsidiary;
(i)
reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Series F Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series F Preferred Stock, or (B) which in any manner adversely affects the Holders of Series F Preferred Stock;
(j)
discontinue the businesses in which it or any material Subsidiary is engaged as of the date of the Issuance Date;
(k)
enter into or permit any Subsidiary to enter into any transaction with any of the Corporation's officers, directors or employees or any Person directly or indirectly controlled by or under common control with the Corporation or any of its officers, directors or employees (a “Related Party”) including, without limitation, any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Related Party, except for transactions entered into in the ordinary course with employees (excluding the Principal Stockholders or their Affiliates) that are approved by the Board including the unanimous approval of the independent members thereof;
(l)
except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;
(m)
prior to the Original Holder Consolidation Termination Date, except in connection with indebtedness existing as at the date of this Certificate, incur indebtedness for borrowed money, purchase money indebtedness or lease obligations that would be required to be capitalized on a balance sheet prepared in accordance with U.S. Generally Accepted Accounting Principles, or guaranty the obligations of any other Person, in an aggregate amount at any time outstanding in excess of $1,000,000 in any individual transaction or $2,500,000 in the aggregate;
(n)
prior to the Original Holder Consolidation Termination Date, merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Corporation, its business, financial condition or results of operations, where “material” shall be defined as any such transaction where the aggregate consideration either payable or receivable by the Company is $1,000,000 or greater; or

(o)
except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to any Junior Securities other than (1) with respect to the Series F Preferred, (2) dividends or distributions on the Common Stock in which holders of the Series F Preferred are entitled to participate pursuant to Section 3(c) hereof, and (3) repurchases or redemptions in connection with the vesting or exercise of any awards issue under equity invest plan; or
(p)
enter into an agreement to do any of the things described in clauses (a) through (o) of this Section 10.
Section 3.
Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series F Preferred Stock are outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all the Holders, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series F Preferred Stock. The Corporation shall mail the reports to the Holders within 30 days after the respective dates by which the Corporation would have been required to file the reports with the Commission if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.
Section 9.
Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.
Section 10.
Sinking Fund. The Series F Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.
Section 11.
Preemptive Rights.

(a) No Holders will, as holders of Series F Preferred Stock, have any preemptive rights to purchase or subscribe for the Corporation’s Common Stock or any of its other securities except as provided in Section 14(b) hereof.

(b) In case the Corporation proposes at any time to issue or sell any Voting Stock, options, rights or warrants to purchase Voting Stock or Voting Stock Equivalents or any other securities (whether debt or equity) of the Company prior to (but not after) the Preemptive Rights Termination Date, provided such issuance has been approved by the Holders of Series F Preferred Stock as set forth in Section 10(k), other than Excluded Issuances (collectively, the “Corporation Offered Securities”), the Company shall, no later than twenty-five (25) days prior to the consummation of such transaction (a “Preemptive Rights Transaction”), give notice in writing (the “Preemptive Rights Offer Notice”) to each holder of Series F Preferred Stock of such Preemptive Rights Transaction. The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, identify the proposed purchaser, and contain an offer (the “Preemptive Rights Offer”) to sell to each holder of Series F Preferred Stock, at the same price and for the same consideration to be paid by the proposed purchaser (provided, that, in the event any of such consideration is non-cash consideration, at the election of such holder of Series F Preferred Stock to whom the Preemptive Rights Offer is made, such holder of Series F Preferred Stock may pay cash equal to the value of such non-cash consideration), all or any part of such holder of Series F Preferred Stock's pro rata portion of the Corporation Offered Securities (which shall be a fraction of the Corporation Offered Securities determined by dividing the number of shares of outstanding Voting Stock owned by such holder of Series F Preferred Stock by the sum of (i) the number of shares of outstanding Voting Stock owned by such holder of Series F Preferred Stock and (ii) the number of outstanding shares of Voting Stock not held by such holder of Series F Preferred Stock). If any holder of Series F Preferred Stock to whom a Preemptive Rights Offer is made fails to accept (a “Non-Responding Holder”) in writing the Preemptive Rights Offer by the tenth (10th) day after the Company's delivery of the Preemptive Rights Offer Notice, such Non-Responding Holders shall have no further rights with respect to the proposed Preemptive Rights Transaction.

Section 12.
Amendment. The Board reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series F Preferred Stock then outstanding) the number of shares that constitute the Series F Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the CGCL stating that such increase or decrease, as the case may be, has been so authorized in accordance with the CGCL and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Articles of Incorporation.

Other than as set forth immediately above, this Certificate or any provision hereof may be amended solely by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the CGCL, of the Majority Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the CGCL and the Corporation’s Articles of Incorporation and Bylaws.

Section 13.
Waiver. Any right or privilege of the Series F Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series F Preferred Stock or other securities exercisable for or convertible into Series F Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
Section 14.
Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series F Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.
Section 15.
Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate shall be cumulative and in addition to all other remedies available under this Certificate and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate.
Section 16.
Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, and will at all times in good faith carry out all the provisions of this Certificate and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series F Preferred Stock above the Stated Value then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series F Preferred Stock and (iii) shall, so long as any shares of Series F Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, the Required Reserve Amount.
Section 17.
Transfer of Series F Preferred Stock. A Holder may transfer some or all of its shares of Series F Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws.

Section 18.
Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series F Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series F Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series F Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.
Section 19.
Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
Section 20.
Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
Section 21.
Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at San Ramon, California, on August 22, 2022.

/s/ JOHN REGAZZI
Name: John Regazzi
Title: Chief Executive Officer

/s/ LUTZ P. HENCKELS
Name: Lutz P. Henckels
Title: Chief Financial Officer